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Ex 99.1

Investor contact: Myesha Edwards, InterMune, Inc., 415-466-2242, medwards@intermune.com
Media contact: Jim Weiss, InterMune, Inc., 415-362-5018, weisscomm@earthlink.net

INTERMUNE ANNOUNCES PHASE III DATA DEMONSTRATING SURVIVAL BENEFIT OF ACTIMMUNE IN IPF

—Reduces Mortality by 70% in Patients with Mild to Moderate Disease—

BRISBANE, Calif., August 28, 2002—InterMune, Inc. (Nasdaq: ITMN) announced today that preliminary data from its Phase III clinical trial of Actimmune® (Interferon gamma-1b) injection for the treatment of idiopathic pulmonary fibrosis (IPF), a debilitating and usually fatal disease for which there are no effective treatment options, demonstrate a significant survival benefit in patients with mild to moderate disease randomly assigned to Actimmune versus control treatment (p = 0.004). These data confirm the survival benefit seen in the Phase II trial presented earlier this year at the 98th Annual Conference of the American Thoracic Society. There was also approximately a 10% relative reduction in the rate of progression-free survival associated with Actimmune versus placebo, the trial's primary endpoint, but this was not a statistically significant difference.

The company will hold a conference call at 9:00 a.m. EDT today to discuss these results (details below).

"We are extremely pleased with these results, which indicate Actimmune may extend the lives of patients suffering from this debilitating disease," said W. Scott Harkonen, M.D., President and CEO of InterMune. "Actimmune is the only available treatment demonstrated to have clinical benefit in IPF, with improved survival data in two controlled clinical trials. We believe these results will support use of Actimmune and lead to peak sales in the range of $400-$500 million per year, enabling us to achieve profitability in 2004 as planned."

"The mortality benefit is very compelling and represents a major breakthrough in this difficult disease," said Ganesh Raghu, M.D., Professor of Medicine, University of Washington in Seattle, and the Phase III study's lead principal investigator. "Interferon gamma-1b is the first treatment ever to show any meaningful clinical impact in this disease in rigorous clinical trials, and these results would indicate that Actimmune should be used early in the course of this disease in order to realize the most favorable long-term survival benefit."

Study Details and Results

A total of 330 patients were randomized into this double-blind, placebo-controlled trial conducted at 58 centers around the United States and Europe. Patients received either placebo or 200 micrograms of Actimmune injected subcutaneously three times per week. All patients remained in the trial until the last patient received 48 weeks of therapy. Median treatment duration was 60 weeks. The primary endpoint was progression free survival time defined as either one of the following: (i) a decrease in forced vital capacity (FVC) of >10 percent, (ii) an increase in A-a gradient of 5 mmHg, or (iii) death. While this endpoint did not reach statistical significance, there was a trend in favor of Actimmune-treated patients, representing an approximately 10% relative reduction in the rate of progression-free survival versus placebo.

Importantly, Actimmune also demonstrated a strong positive trend in increased survival in the overall patient population, and a statistically significant survival benefit in patients with mild to moderate IPF. In the overall population, there were 16/162 deaths in the Actimmune-treated group (9.9%) compared to 28/168 deaths in the placebo group (16.7%), representing a 40% decrease in mortality in favor of Actimmune vs. placebo (p = 0.084). Further, of the 254 patients with mild to moderate disease (FVC >= 55 percent), there were 6/126 deaths in the Actimmune-treated group (4.8%) and 21/128 deaths in the placebo group (16.4%), representing a 70% decrease in mortality in favor of Actimmune versus placebo (p = 0.004).

There were also trends later in the course of the study in favor of Actimmune in terms of improved breathing (i.e., dyspnea) and reduced need for supplemental oxygen. Actimmune treatment was also very well tolerated with the most common side effects reported being flu-like symptoms.

These data appear to confirm long-term follow-up data, reported earlier this year at the ATS meeting, which involved 18 patients from a randomized, controlled, open-label trial of Actimmune, in which 16 patients received one or more doses of Actimmune following study completion. The Kaplan Meier estimate of survival at five years was 77.8% and 16.7% in the Actimmune and control groups, respectively (p = 0.009).

Tracking Longer Term Outcomes

InterMune plans to transition all remaining Phase III trial patients in the active and placebo groups into an open-label clinical trial in which all patients receive Actimmune to track longer-term outcomes with Actimmune for a minimum of one year.

"We felt we had an ethical obligation to get this important news out about the survival benefit of Actimmune so physicians can evaluate it when making treatment decisions for their patients," said James E. Pennington, M.D., InterMune's Executive Vice President of Clinical and Medical Affairs. "We now have two well-controlled trials in IPF patients supporting a survival benefit, providing what we believe is compelling rationale for consideration of Actimmune for the treatment of patients with this disease."

About Actimmune

Interferon gamma-1b is a naturally occurring protein that stimulates the immune system. InterMune markets Actimmune for the treatment of life-threatening congenital diseases chronic granulomatous disease and severe, malignant osteopetrosis. InterMune is also conducting a Phase III study of Actimmune in ovarian cancer and a Phase II study of Actimmune for the treatment of severe liver fibrosis, or cirrhosis, caused by hepatitis C virus (HCV).

About Idiopathic Pulmonary Fibrosis

Idiopathic pulmonary fibrosis (IPF) is the most common form of idiopathic interstitial pneumonia. Once symptoms appear, there is a relentless deterioration of pulmonary function and death three to five years after diagnosis. The most common treatment is steroids; however, previously published studies suggest that fewer than 20 percent of patients with IPF respond to steroids. In patients having failed treatment with steroids, cytotoxic drugs such as azathioprine or cyclophosphamide are sometimes added to the steroid treatment. However, a large number of studies have shown little or no benefit from treatments involving steroids and other cytotoxic drugs. There are currently no drugs approved by the FDA for the treatment of IPF.

Conference Call Details

To access the live teleconference, dial 888-799-0528 (U.S.) or 706-634-0154 (international). A replay of the webcast and teleconference will be available approximately three hours after the call for two business days. To access the replay, please call 1-800-642-1687 (U.S.) or 706-645-9291 (international), and enter the conference ID# 5479918. To access the webcast, please log on to the company's website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.

These data will be presented in more detail at the European Respiratory Society meeting in Stockholm at a symposium on Sept. 15, 2002, and later this year at the American College of Chest Physicians meeting in November in San Diego, Calif.

About InterMune

InterMune is a commercially driven biopharmaceutical company focused on the marketing, development and applied research of life-saving therapies for pulmonary disease, infectious disease and cancer. For additional information about InterMune, please visit www.intermune.com.

Except for the historical information contained herein, this press release contains certain forward-looking statements that involve risks and uncertainties, including without limitation the statements indicating that the company believes that these results will: (i) support use of Actimmune for the treatment of IPF, (ii) lead to $400-$500 million in peak Actimmune sales, (iii) enable the company to achieve profitability in 2004, and (iv) provide compelling rationale for consideration of Actimmune for the treatment of patients with IPF. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune's actual results could differ materially from those described in InterMune's forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed under the heading "Risk Factors" and the risks and factors discussed in InterMune's 10-K report filed with the SEC on March 21, 2002, and other periodic reports (i.e., 10-Q and 8-K) filed with the SEC. The risks and other factors that follow, concerning the forward-looking statements in this press release, should be considered only in connection with the fully discussed risks and other factors discussed in detail in the 10-K report and InterMune's other periodic reports filed with the SEC. The forward-looking statements that the company believes that these results will: (i) support use of Actimmune for the treatment of IPF, (ii) lead to $400-$500 million in peak Actimmune sales, (iii) enable the company to achieve profitability in 2004, and (iv) provide compelling rationale for consideration of Actimmune for the treatment of patients with IPF, are subject to the uncertainties and risks of a continuing increase in sales of Actimmune for IPF, an indication for which Actimmune has not been approved by the FDA; reimbursement risks associated with third-party payors; and regulation by the FDA with respect to InterMune's communications with physicians concerning Actimmune for the treatment of IPF.

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INTERMUNE ANNOUNCES PHASE III DATA DEMONSTRATING SURVIVAL BENEFIT OF ACTIMMUNE IN IPF
— Reduces Mortality by 70% in Patients with Mild to Moderate Disease—